Exhibit 99.1

The Vitamin Shoppe Announces Comparable Store Net Sales and Total Net Sales for the Second Quarter and Six Months Ended June 30, 2007

July 6, 2007

NORTH BERGEN, N.J.— July 6, 2007—The Vitamin Shoppe announced that total net sales for the company increased $15.4 million, or 13.0%, to $133.8 million for the second quarter ended June 30, 2007 as compared with $118.4 million for the same period last year. Comparable store net sales for the second quarter ended June 30, 2007 increased 8.3%. The company also announced that it opened 6 stores during the second quarter.

Total net sales for the company increased $25.6 million, or 10.4%, to $271.4 million for the six months ended June 30, 2007 as compared with $245.7 million for the same period last year. Comparable store net sales for the six months ended June 30, 2007 increased 7.2%. The company also announced that it opened 16 stores during the six months ended June 30, 2007, ending the second quarter with a base of 322 stores.

NET SALES BY SEGMENT

(Preliminary and Unaudited)

FOR THE QUARTER ENDED

JUNE 30, 2007 AND JULY 1, 2006

($ in thousands)

	June 30, 2007	July 1, 2006	% Change
Retail	$115,135	$100,010	15.1%
Direct	18,678	18,404	1.5%

Total	$133,813	$118,414	13.0%

NET SALES BY SEGMENT (Preliminary and Unaudited) FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND JULY 1, 2006 ($ in thousands)

	June 30, 2007	July 1, 2006	% Change
Retail	$232,413	$203,995	13.9%
Direct	38,944	41,719	-6.7%

Total	$271,357	$245,714	10.4%

The above amounts represent preliminary unaudited net sales results for the three and six months ended June 30, 2007.

The Vitamin Shoppe expects to report unaudited results for three and six months ended June 30, 2007 in its Form 10-Q to be filed with the Securities and Exchange Commission in August 2007.